FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Sykesville, MD – March 15, 2018 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE American: GVP), a world leader in real-time high-fidelity simulation systems and training/consulting solutions to the power and process industries, today announced financial results for the fourth quarter ("Q4") and full year ended December 31, 2017.
FULL YEAR 2017 OVERVIEW
	Acquired Absolute Consulting on September 20 and streamlined international operations in Q4.
	Revenue expanded 33.5% to $70.9 million from $53.1 million in 2016.
	Gross profit increased 14.1% to $18.5 million from $16.3 million in 2016.
	Net income increased to $5.4 million, or $0.27 per diluted share, compared to $1.4 million, or $0.08 per diluted share, in 2016.
	Adjusted net income[1] totaled $2.8 million, or $0.14 per diluted share, compared to an adjusted net income of $3.6 million, or $0.20 per diluted share, in 2016.
	Adjusted EBITDA[1] rose 15.4% to $5.8 million from $5.0 million in 2016.
	Cash flow from operations totaled $7.7 million, compared to $10.2 million in 2016.
	New orders totaled $55.0 million, compared to $79.5 million in 2016.
Q4 2017 OVERVIEW
	Revenue increased 65.7% to $22.0 million from $13.3 million in Q4 2016, first full quarter post Absolute Consulting acquisition.
	Gross profit rose 8.7% to $5.2 million from $4.8 million in Q4 2016.
	Net income equaled $5.4 million, or $0.27 per diluted share, compared to $1.0 million, or $0.05 per diluted share, in Q4 2016.
	Adjusted net loss totaled $(0.1) million, or $(0.01) per diluted share, compared to an adjusted net income of $1.9 million, or $0.10 per diluted share, in Q4 2016.
	Adjusted EBITDA totaled $1.8 million, compared to $2.2 million in Q4 2016.
	New orders rose to $17.9 million from $16.7 million in Q4 2016.
At December 31, 2017
	Cash and equivalents of $20.1 million, including $1.0 million of restricted cash, compared to $22.9 million, including $1.1 million of restricted cash, at December 31, 2016.
	Working capital of $11.6 million and current ratio of 1.5x.
	No outstanding long-term debt.
	Backlog totaled $71.4 million, compared to year-end 2016 backlog of $73.2 million.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "adjusted EBTIDA" and "adjusted net income".

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "GSE closed a terrific 2017 with a solid fourth quarter, successfully delivering on our commitments to our customers and our shareholders. We efficiently executed on our backlog as well as completed our first full quarter after the Absolute Consulting acquisition, resulting in a year over year revenue increase of 66% for Q4. We finished the year with approximately $20 million in cash, which is a reflection of GSE's operations and strong cash flow generation, especially after our all-cash acquisition of Absolute Consulting for approximately $9 million. While growing, we kept a keen eye on improving our efficiency, streamlining our operations to ensure we are a lean and agile company. Our strong balance sheet keeps us well positioned to further execute on our strategy of leveraging GSE as an exciting platform for a roll-up of a fractured vendor ecosystem serving the nuclear power industry. We have identified and continue to work towards capitalizing on a number of exciting organic and inorganic growth opportunities. 2017 was a year of accomplishment for GSE, and in 2018, we aim to build on our success to grow revenue and further enhance shareholder value."

2017 FULL YEAR RECAP
Revenue expanded to $70.9 million from $53.1 million in 2016, the highest level in ten years.

Gross profit increased 14.1% to $18.5 million, or 26.2% of revenue, from $16.3 million, or 30.6% of revenue in 2016.

Operating income totaled $0.2 million in 2017, compared to $1.6 million in 2016.

Net income increased to $5.4 million, or $0.27 per diluted share, compared to $1.4 million, or $0.08 per diluted share, in 2016.

Adjusted net income1, excluding the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, consulting support for finance restructuring, acquisition-related expense, Westinghouse bankruptcy related expense, one-time tax reform impact and release of valuation allowance decreased to $2.8 million, or $0.14 per diluted share, from $3.6 million, or $0.20 per diluted share in 2016.

Earnings before interest, taxes, depreciation and amortization (EBITDA)1 totaled $1.5 million in 2017, compared to $2.8 million in 2016.

Adjusted EBITDA1, excluding the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, consulting support for finance restructuring, acquisition-related expense,  and Westinghouse bankruptcy related expense rose 15.4% to $5.8 million in 2017 from $5.0 million in 2016.

Q4 2017 RESULTS
Q4 2017 revenue increased $8.7 million from $13.3 million in Q4 2016 to $22.0 million in Q4 2017. The year over year increase was driven by an increase of $7.0 million in the Company's Nuclear Industry Training and Consulting segment and an increase of $1.7 million from the Company's Performance Improvement Solutions segment.
The increase in the Nuclear Industry Training and Consulting segment's revenue was largely driven by the acquisition of Absolute Consulting, which contributed $7.6 million of additional revenue in Q4 2017. The increase was partially offset by a decrease of $0.6 million in Hyperspring's revenue in Q4 2017 due to lower staffing demand from customers.
The increase in the Performance Improvement Solutions segment's revenue was largely driven by a $2.2 million increase from a major customer per the large contract executed in the first quarter of 2016, which was partially offset by lower revenues from the Company's foreign subsidiaries of $0.5 million primarily due to the winding down of the business in the UK and Sweden offices.
(in thousands)	Three Months ended December 31,		Twelve Months ended December 31,
Revenue:	2017	2016	2017	2016
	(unaudited)	(unaudited)	(audited)	(audited)
Performance Improvement Solutions	$9,806	$8,092	$39,899	$35,474
Nuclear Industry Training and Consulting	$12,198	$5,189	$30,981	$17,627
Total Revenue	$22,004	$13,281	$70,880	$53,101

Performance Improvement Solutions new orders totaled $4.9 million in Q4 2017 compared to $13.0 million in Q4 2016.  Nuclear Industry Training and Consulting new orders totaled $13.0 million in Q4 2017 compared to $3.7 million in Q4 2016. Absolute Consulting contributed $8.0 million of new orders in Q4 2017. Excluding Absolute Consulting, new orders in Q4 2017 increased $1.3 million primarily due to increased orders from major customers.

Q4 2017 gross profit was $5.2 million, or 23.5% of revenue, compared to $4.8 million, or 35.9% of revenue, in Q4 2016.

(in thousands)	Three Months ended December 31,				Twelve Months ended December 31,
Gross Profit:	2017	%	2016	%	2017	%	2016	%
	(unaudited)		(unaudited)		(audited)		(audited)
Performance Improvement Solutions	$3,375	34.4%	3,787	46.8%	13,712	34.4%	13,658	38.5%
Nuclear Industry Training and Consulting	$1,806	14.8%	980	18.9%	4,832	15.6%	2,600	14.8%
Consolidated Gross Profit	5,181	23.5%	4,767	35.9%	18,544	26.2%	16,258	30.6%

Performance Improvement Solutions gross profit for Q4 2017 was $3.4 million, or 34.4% gross margin, compared to $3.8 million, or 46.8% gross margin, in Q4 2016. The year over year decrease in gross profit percentage for Performance Improvement Solutions during Q4 2017 was primarily driven by three major nuclear simulation projects with lower margin.
Nuclear Industry Training and Consulting gross profit for Q4 2017 was $1.8 million, or 14.8% gross margin, compared to approximately $1.0 million, or 18.9% gross margin, in Q4 2016. Absolute Consulting contributed $1.1 million to the gross profit for Nuclear Industry Training and Consulting in Q4 2017, with gross margin of 14.0%, which resulted in a lower gross margin for the segment in Q4 2017.

Selling, general and administrative expenses (SG&A) in Q4 2017 totaled $3.7 million, or 16.9% of revenue, compared to $3.7 million, or 27.5% of revenue, in Q4 2016. Absolute Consulting contributed $0.6 million to Q4 SG&A expenses, which was offset by $0.4 million decrease in corporate charge due to lower recruiting expenses, stock-based compensation and bonus true-up adjustment in Q4, as well as a $0.2 million decrease in contingent consideration expense which mainly reflected the fair value adjustments related to the Company's November 2014 Hyperspring acquisition.

Restructuring Charges
On December 27, 2017, the board of GSE Systems, Inc. approved an international restructuring plan to streamline and optimize the Company's global operations. Beginning in December 2017, GSE consolidated its engineering services and R&D activities to Maryland and ceased an unprofitable non-core business in the U.K.  As a result, the Company is in the process of closing its offices in Nyköping, Sweden; Chennai, India; and Stockton-on-Tees, UK. These actions are designed to improve Company productivity by eliminating duplicate employee functions and increasing GSE's focus on its core business, improving efficiency and maintaining the full range of engineering capabilities while reducing costs and organizational complexity. Under the restructuring plan, the Company expects to record a total restructuring charge of $1.7 million, excluding any tax impacts and cumulative translation adjustments. During Q4 2017, the Company recorded a restructuring charge of $0.7 million, consisting of severance expenses of $0.5 million, asset write-off of $0.2 million and other costs of $46,000. The Company expects to record the remaining restructuring charges in 2018, primarily reflect the office closure costs and the amounts to be transferred from cumulative translation adjustments and included in determining net income for the period. In addition, the projected cash cost savings from this activity are not expected to be started until the 3Q 2018.

Operating income was approximately $0.2 million in Q4 2017, compared to $0.7 million in Q4 2016. The decrease was primarily driven by restructuring charges to streamline international operations.

Provision for income taxes
The Company recorded a tax provision of $(5.4) million in Q4 2017. As of each reporting date, the Company's management assesses the realizability of deferred tax assets. Based on the assessment the Company's management performed as of December 31, 2017, the Company concluded that critical pieces of positive evidence supporting the realization of deferred tax assets exist including the strength of three year cumulative positive earnings, reversal of existing deferred temporary differences and sufficient future taxable income for the U.S. entities. As a result, the Company released $9.4 million of valuation allowance against the deferred tax assets related to the U.S. entities, which was partially offset by a decrease of $2.5 million for deferred taxes, primarily due to the remeasurement of deferred tax assets using a tax rate decreased from 34% to 21% and a charge of $1.4 million for provision for uncertain tax positions.
Net income for Q4 2017 totaled $5.4 million, or $0.28 and $0.27 per basic and diluted share, respectively, compared to $1.0 million, or $0.05 per basic and diluted share, in Q4 2016.

Adjusted net (loss) income1, excluding the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, consulting support for finance restructuring, acquisition-related expense, Westinghouse bankruptcy related expense, one-time tax reform impact and release of valuation allowance, totaled $(0.1) million, or $(0.01) per diluted share, compared to $1.9 million, or $0.10 per diluted share, in Q4 2016.

EBITDA1 for Q4 2017 was approximately $0.4 million compared to $1.3 million in Q4 2016.

Adjusted EBITDA1, which excludes the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, and consulting support for finance restructuring, acquisition-related expense, and Westinghouse bankruptcy related expense totaled $1.8 million in Q4 2017, compared to $2.2 million in Q4 2016.

BACKLOG AND CASH POSITION
Backlog at December 31, 2017, was $71.4 million, including $46.3 million of Performance Improvement Solutions backlog and $25.1 million of Nuclear Industry Training and Consulting backlog, $13.1 million of which was attributable to Absolute Consulting. At December 31, 2016, the Company's backlog was $73.2 million; $68.8 million for the Performance Improvement Solutions and $4.4 million for Nuclear Industry Training and Consulting. The decrease in Performance Improvement Solutions backlog is primarily due to 2016 backlog that was converted to revenues during 2017 and has only been partially backfilled by new orders. Excluding Absolute Consulting, Nuclear Industry Training and Consulting's backlog increased $7.6 million during 2017 primarily due to increased orders from Hyperspring's major customers.

GSE's cash position at December 31, 2017, was $20.1 million, including $1.0 million of restricted cash, as compared to $22.9 million, including $1.1 million of restricted cash, at December 31, 2016.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q4 and full year 2017 results as well as other matters.

Interested parties may participate in the call by dialing:
	(877) 407-9753 (Domestic)
	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/event/25597

For those who cannot listen to the live broadcast, an online webcast replay will be available at www.gses.com or through June 6, 2018 at the following link: http://www.investorcalendar.com/event/25597.

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training, consulting, and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations. GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Navarre, Florida and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7802

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(audited)	(audited)
Revenue	$22,004	$13,281	$70,880	$53,101
Cost of revenue	16,823	8,514	52,336	36,843
Gross profit	5,181	4,767	18,544	16,258

Selling, general and administrative	3,729	3,654	15,469	12,260
Research and development	288	251	1,391	1,261
Restructuring charges	733	3	778	490
Depreciation	88	89	342	383
Amortization of definite-lived intangible assets	187	70	335	289
Operating expenses	5,025	4,067	18,315	14,683

Operating income	156	700	229	1,575

Interest income, net	20	33	80	85
(Loss) gain on derivative instruments, net	(127)	328	99	(18)
Other income (expense), net	-	18	(4)	130

Income before income taxes	49	1,079	404	1,772

Provision for income taxes	(5,379)	75	(4,980)	350

Net income	$5,428	$1,004	$5,384	$1,422

Basic earnings per common share	$0.28	$0.05	$0.28	$0.08
Diluted earnings per common share	$0.27	$0.05	$0.27	$0.08

Weighted average shares outstanding - Basic	19,395,592	18,722,743	19,259,966	18,218,681
Weighted average shares outstanding - Diluted	19,790,696	19,073,513	19,605,427	18,512,266

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(audited)	(audited)
	December 31, 2017	December 31, 2016
Cash and cash equivalents	$19,111	$21,747
Restricted cash – current	960	1,140
Current assets	36,863	43,802
Total assets	$56,855	$53,656

Current liabilities	$25,252	$31,386
Long-term liabilities	1,931	1,149
Stockholders' equity	$29,672	$21,121

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$5,428	$1,004	$5,384	$1,422
Interest income, net	(20)	(33)	(80)	(85)
Provision for income taxes	(5,379)	75	(4,980)	350
Depreciation and amortization	392	271	1,146	1,080
EBITDA	421	1,317	1,470	2,767
Gain (loss) from the change in fair value of contingent consideration	10	163	446	(207)
Restructuring charges	733	3	778	490
Stock-based compensation expense	599	650	2,472	1,550
Consulting support for finance restructuring	-	84	-	394
Acquisition-related expense	-	-	473	-
Westinghouse bankruptcy related expense	-	-	122	-
Adjusted EBITDA	$1,763	$2,217	$5,761	$4,994

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company's results because they exclude certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(audited)	(audited )
Net income	$5,428	$1,004	$5,384	$1,422
Gain/loss from the change in fair value of contingent consideration	10	163	446	(207)
Restructuring charges	733	3	778	490
Stock-based compensation expense	599	650	2,472	1,550
Consulting support for finance restructuring	-	84	-	394
Acquisition-related expense	-	-	473	-
Westinghouse bankruptcy related expense	-	-	122	-
Tax reform impact	2,497	-	2,497	-
Release of valuation allowance	(9,382)	-	(9,382)	-
Adjusted net (loss) income	$(115)	1,904	$2,790	$3,649

Diluted earnings per common share	$(0.01)	$0.10	$0.14	$0.20

Adjusted (loss) earnings per common share – Diluted	$(0.01)	$0.10	$0.14	$0.20

Weighted average shares outstanding – Diluted(a)	19,395,592	19,073,513	19,605,427	18,512,266

(a) During the three months ended December 31, 2017, the Company reported a non-GAAP net loss and positive net income. Accordingly, there were 395,104 dilutive shares from options and RSUs included in the diluted earnings per common share calculation for the three months ended December 31, 2017, that were considered anti-dilutive in determining the non-GAAP diluted loss per common share.